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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 22, 2009
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                                SPIRE CORPORATION
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               (Exact Name of Registrant as Specified in Charter)

      Massachusetts                   0-12742                    04-2457335
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(State or Other Jurisdiction        (Commission                (IRS Employer
      of Incorporation)             File Number)             Identification No.)


One Patriots Park, Bedford, Massachusetts                        01730-2396
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 (Address of Principal Executive Offices)                        (Zip Code)


                                 (781) 275-6000
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              (Registrant's telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))
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ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On June 22, 2009, Spire Corporation (the "Company") and its subsidiaries entered into two separate credit facilities with Silicon Valley Bank (the "Bank") providing for credit lines of up to $8 million in the aggregate: (i) an Amended and Restated Loan and Security Agreement (the "Restated Revolving Credit Facility") pursuant to which the Bank agreed to provide the Company with a credit line of up to $3 million and (ii) an Export-Import Bank Loan and Security Agreement (the "Ex-Im Facility") pursuant to which the Bank agreed to provide the Company with a credit line of up to $5 million to be guaranteed by the Export-Import Bank of the United States (the "EXIM Bank").

     Under the terms of the Restated Revolving Credit Facility, the Bank agreed to provide the Company with a credit line of up to $3 million. The Company's obligations under the Restated Revolving Credit Facility are secured by substantially all of the assets of the Company and its subsidiaries. Advances under the Restated Revolving Credit Facility are limited to 80% of eligible receivables. Interest on outstanding borrowings accrues at a rate per annum equal to the greater of (i) the prime rate plus 1.75% or (ii) 7.75%; provided, however, that if the Company achieves positive net income over a trailing 3-month period, interest on outstanding borrowings drops and accrues during such period at a rate per annum equal to the greater of (i) the prime rate plus 0.75% or (ii) 6.75%. In addition, the Company agreed to pay the Bank a monthly collateral monitoring fee in the event the Company is in default of its covenants and agreed to the following additional terms: (i) $67,500 commitment fee; (ii) an unused line fee in the amount of 0.75% per annum of the average unused portion of the revolving line; and (iii) an early termination fee of 1.0% of the total credit line.

     In addition, under the Restated Revolving Credit Facility, the Company's existing "Equipment Credit Facility" with the Bank (originally dated May 25,
2007) was amended whereby the Bank and the Company agreed that there would be no additional availability under such facility and, based on an outstanding principal amount of $1,167,000, the Company would continue to make monthly installments of principal of $97,222 plus accrued interest until the outstanding balance was paid in full on June 10, 2010. The Company's interest rate with respect to the outstanding balance was also modified so that interest accrues at a rate per annum equal to the greater of (i) the prime rate plus 1.75% or (ii) 7.75%.

     Under the terms of the Ex-Im Facility, the Bank agreed to provide the Company with a credit line up to $5 million for working capital to be guaranteed by the EXIM Bank. The Company's obligations under the Ex-Im Facility are secured by substantially all of the assets of the Company and its subsidiaries. Advances under the Ex-Im Facility are limited to (i) 90% of eligible receivables subject to a suitable foreign currency hedge agreement if applicable, plus (ii) 75% of all other eligible receivables billed in foreign currency, plus (iii) the lesser of 50% of the value of eligible inventory, as defined, or $3 million. Interest on outstanding borrowings accrues at a rate per annum equal to the greater of
(i) the prime rate plus 1.75% or (ii) 7.75%; provided, however, that if the Company achieves positive net income over a trailing 3-month period, interest on outstanding borrowings drops and accrues during such period at a rate per annum equal to the greater of (i) the prime rate plus 0.75% or (ii) 6.75%. In addition, in the event of an early termination, the Company agreed to pay the Bank an early termination fee of 1.0% of the total credit line.

     Under the Restated Revolving Credit Facility and the Ex-Im Facility, as long as any commitment remains outstanding under the facilities, the Company must comply with a minimum tangible net worth covenant and a minimum liquidity covenant. In addition, until all amounts under the credit facilities with the Bank are repaid, covenants under the credit facilities impose restrictions on the Company's ability to, among other things, incur additional indebtedness, create or permit liens on the Company's assets, merge, consolidate or dispose of assets (other than in the ordinary course of business), make dividend and other restricted payments, make certain debt or equity investments, make certain acquisitions, engage in certain

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transactions with affiliates or change the business conducted by the Company and its subsidiaries. Any failure by the Company to comply with the covenants and obligations under the credit facilities could result in an event of default, in which case the Bank may be entitled to declare all amounts owed to be due and payable immediately.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

     The information provided pursuant to Item 1.01 regarding the Company's entry into the Restated Revolving Credit Facility and the Ex-Im Facility is incorporated into this Item 2.03 by reference.
























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                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      SPIRE CORPORATION


Date: June 25, 2009                   By: /s/ Christian Dufresne
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                                          Christian Dufresne
                                          Chief Financial Officer and Treasurer

















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